Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm


The Board of Directors
LabOne, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus.

Our report dated March 11, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of LabOne, Inc.'s internal control over financial reporting as of December 31, 2004 Health Alliance's and Northwest Toxicology's internal control over financial reporting associated with total assets of $71.7 million and total revenues of $69.5 million included in the consolidated financial statements of LabOne, Inc. and subsidiaries as of and for the year ended December 31, 2004. Our audit of internal control over financial reporting of LabOne, Inc. also excluded an evaluation of the internal control over financial reporting of the laboratory operations of Health Alliance and Northwest Toxicology.








                                   /s/KPMG LLP
Kansas City, Missouri
March 21, 2005